Exhibit 99.1

Mobiquity Technologies, Inc. Announces Pricing of $3.75 Million Public Offering

NEW YORK, February 14, 2023 (GLOBE NEWSWIRE) — Mobiquity Technologies, Inc. (NASDAQ: MOBQ) (the “Company”), a provider of next-generation data intelligence and advertising technologies, announced today an underwritten public offering of securities for gross proceeds of approximately $3.75 million, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company and excluding any exercise of the underwriters’ option to purchase any additional securities as described herein. The proceeds from the offering will enable Mobiquity Technologies to expand its product offerings and enhance its Artificial Intelligence (AI) technology.

The public offering is comprised of 8,064,517 shares of common stock and/or pre-funded warrants in lieu of shares, plus Series 2023 Warrants to purchase 12,096,776 shares of common stock, priced at a public offering price of $0.465 per combination of one share of common stock or pre-funded warrant, and one Series 2023 Warrant. The pre-funded warrants are issuable to purchasers in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, if any such purchaser so chooses.

Each pre-funded warrant is exercisable at any time to purchase one share of common stock at an exercise price of $0.0001 per share. Each Series 2023 Warrant is exercisable for five years to purchase 1.5 shares of common stock at an exercise price of $0.465 per 1.5 shares. The Series 2023 Warrants also have an alternative cashless exercise permitting the holder to acquire 0.75 shares for each 1.5 shares any time after the earlier of (i) 30 days following the date of the underwriting agreement, and (ii) the date on which the aggregate trading volume of the Company's common stock beginning on the initial exercise date of the Series 2023 Warrants exceeds 36,290,322 shares.

In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 1,209,678 shares and/or pre-funded warrants in lieu of shares, and Series 2023 Warrants to purchase 1,814,517 shares at the public offering price less the underwriting discounts and commissions. The offering is expected to close on or about February 16, 2023, subject to satisfaction of customary closing conditions.

Spartan Capital Securities, LLC is acting as bookrunner for this offering. Ruskin Moscou Faltischek P.C. represented the Company and Manatt, Phelps & Phillips, LLP represented Spartan Capital Securities, LLC.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 relating to these securities on February 13, 2023. A final prospectus relating to this offering will be filed with the SEC. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, from: Spartan Capital Securities, LLC, 45 Broadway, New York, NY 10006, at (212) 293-0123.

About Mobiquity Technologies

Mobiquity Technologies, Inc. is a next-gen, Platform-as-a-Service (PaaS) company for data and advertising. The Company maintains one of the largest audience databases available to advertisers and marketers through its subsidiaries. Mobiquity Technologies’ current platforms; Advangelists (www.advangelists.com) and MobiExchange (www.mobiexchange) provide programmatic advertising technologies, data insights on consumer behavior, automated ad copy and omni-channel delivery options. For more information, please visit: https://mobiquitytechnologies.com

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Mobiquity Technologies, Inc. Investor Relations:

Columbia Marketing Group
Email: john@TheColumbiaMarketingGroup.com
Phone: 646-736-1900